Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Reports 2014 Third Quarter Financial Results

Management to Review Results and Provide Business Update

in Conference Call Scheduled Today at 5:00 p.m. Eastern Time

Mountain View, California, November 5, 2014 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today reported financial results for the quarter ended September 30, 2014. The net loss for the third quarter was $13.3 million compared to $12.4 million during the same quarter in 2013. The net loss for the nine months ended September 30, 2014 and 2013 was $30.0 million and $33.9 million, respectively. At September 30, 2014, Alexza had consolidated cash, cash equivalents, marketable securities, and restricted cash of $39.0 million.

“During the third quarter, we continued to see an increase in the number of hospitals which are ordering ADASUVE and increasing ADASUVE usage,” said Thomas B. King, President and CEO of Alexza. “The ADASUVE U.S. launch is about one year behind the EU launch and as such, we are beginning to see what we believe are similar early trends in the U.S. launch to those we observed with the EU launch.”

King continued, “In October, we expanded our relationship with Ferrer. Ferrer made a strategic investment in Alexza with the purchase of $8.0 million of Alexza common stock at a premium, and we completed a modification of our agreement with the elimination of certain potential future milestone payments. Ferrer is now our largest shareholder. Ferrer informed us that one of the important factors in Ferrer’s investment decision was their belief in ADASUVE and the benefits of this novel therapy.”

Alexza Recent Updates Include:

•	Ferrer and Alexza recently received approvals for ADASUVE in Chile, Costa Rica, and Guatemala. These initial Latin American approvals are important in that they represent the first regulatory approvals completed by Ferrer, as part of the responsibility to register ADASUVE in Ferrer’s territories outside of the EU. Ferrer is Alexza’s commercial partner for ADASUVE in the EU, Latin America, and the Commonwealth of Independent States countries.

•	During the third quarter, Alexza shipped 39,257 total units of ADASUVE, including 32,278 units to Teva and 6,979 units to Ferrer. This compares to total units of 27,828, with 23,031 units to Teva and 4,797 units to Ferrer in the second quarter of 2014. As of the end of the third quarter of 2014, Alexza has shipped 60,847 units to Ferrer (representing six different language-based stock keeping units) and 83,404 units to Teva. Alexza believes that the initial product stocking of ADASUVE has been completed in the U.S. and the EU.

•	ADASUVE is now available in nine EU countries, and is stocked in more than 260 EU hospitals. Ferrer expects to continue the roll-out of ADASUVE in additional EU and non-EU countries throughout 2014 and 2015.

•	In the US, Alexza is seeing early launch trends in measureable activities on a monthly basis that are similar to the launch trends observed early in the European launches. Alexza anticipates a similar uptake trajectory in the U.S., which is characterized by steady growth in the number of hospitals stocking ADASUVE, which then results in increasing levels of product sales as a result of product use at each individual hospital.

•	Alexza has completed manufacturing process validation for an increased production batch size of 10,000 units. The successful completion of these activities allows for greater flexibility in the production scheduling and planning for U.S. ADASUVE production, and is part of the continued work on longer-term reduction of cost of goods for ADASUVE.

•	Teva is responsible for U.S. post-approval clinical studies. ADASUVE is being studied in a non-randomized, open-label, multicenter Phase 1 study to assess the safety and pharmacokinetics of the product at doses of 2.5, 5, or 10 mg in children and adolescents. This study has been initiated. Additional information about this clinical trial can be found at clinicaltrials.gov.

•	In the fourth quarter of 2014, Alexza expects to initiate a Phase 2a study of AZ-002 (Staccato® alprazolam) in epilepsy patients. The Company has submitted a request for orphan drug designation to the U.S. Food and Drug Administration for AZ-002 and expects to file a similar request with the European Medicines Agency early in 2015.

Financial Results - Periods Ended September 30, 2014 and 2013

Alexza recorded revenue of $0.5 million and $4.1 million in the three and nine months ended September 30, 2014, respectively, compared to $2.2 million and $46.5 million in the same periods in 2013, respectively. Revenue in 2014 consisted of $1 million in milestone revenue from Ferrer, a result of the commercial introduction of ADASUVE in Spain, $1.5 million of revenue related to the amortization of the upfront payment from Ferrer and $1.7 million of product revenue for units of ADASUVE sold to Teva and Ferrer. Revenue in 2013 consisted of $42.8 million of licensing revenues from Teva, $2.2 million of revenue associated with the amortization of the upfront payment from the Ferrer agreement, $1.3 million in milestone revenue from Ferrer, and $0.3 million of product revenue for units shipped to Ferrer.

GAAP operating expenses were $10.5 million and $12.5 million in the quarters ended September 30, 2014 and 2013, respectively, and $34.3 million and $35.4 million for the nine months ended September 30, 2014 and 2013, respectively.

Cost of goods sold consists primarily of start-up activities related to commercial manufacturing operations, and, to a lesser extent, manufacture of commercial product. Alexza is in the early stages of commercialization and, as anticipated, has incurred higher per unit costs associated with low production volumes. Alexza expects to continue to incur higher than normal indirect costs until it gets closer to its normal manufacturing capacity.

Research and development expenses were $3.4 million and $10.6 million during the three and nine months ended September 30, 2014, respectively, and $5.5 million and $16.5 million in the same periods in 2013, respectively. The decrease in research and development expenses in 2014 as compared to 2013 is primarily due to certain expenses related to manufacturing, supply chain and quality being classified as cost of goods sold or inventory in 2014, partially offset by additional expenses associated with Alexza’s post-approval commitments related to the ADASUVE MAA.

General and administrative expenses were $3.8 million and $11.8 million during the three and nine months ended September 30, 2014 and $3.1 million and $12.0 million in the same periods in 2013, respectively. General and administrative expenses during the three months ended September 30, 2014 were consistent with the quarterly rates in the first half of 2014.

In connection with Alexza’s acquisition of all of the outstanding equity of Symphony Allegro, Inc., or Allegro, in the third quarter of 2009, Alexza is obligated to pay the former stockholders of Allegro certain percentages of cash receipts that may be generated from future collaboration transactions for ADASUVE, AZ-104 and/or AZ-002. The Company measures the fair value of this contingent consideration liability on a recurring basis and updates the liability each quarter. Changes in assumptions underlying the estimate of the fair value of the liability resulted in non-operating, non-cash loss of $1.1 million and a non-operating, non-cash gain of $5.3 million during the three and nine months ended September 30, 2014, respectively.

Alexza believes that with current cash, cash equivalents, marketable securities and restricted cash balances, estimated product revenues, milestone payments associated with the sale of ADASUVE, proceeds from its October 2014 stock sale to Ferrer, and its current expected cash usage, the Company has sufficient capital resources to meet its anticipated cash needs, at current cost levels, into the fourth quarter of 2015. In light of the Company’s ongoing costs, investments in ADASUVE manufacturing and product candidate development, as well as its projected working capital needs, Alexza expects to need to source additional capital to finance ongoing operations in the next twelve months.

Conference Call Information - 5:00 p.m. Eastern Time on November 5, 2014

To access the webcast via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please log onto the webcast prior to the start of the call to ensure time for any software downloads that may be required to participate in the webcast.

LIVE CALL:

888-680-0879 or +1-617-213-4856 (international)

Passcode: 67285958

Interested parties may also pre-register for the call by following this link.

REPLAY:

888-286-8010 or +1-617-801-6888 (international)

Passcode: 40577066

A replay of the conference call may also be accessed at www.alexza.com under the “Investor Relations” link. A replay of the call will be available for 14 days following the event.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products are based on the Staccato system, a hand-held inhaler designed to deliver a drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner.

ADASUVE is Alexza’s first commercial product, is based on the Staccato technology, and has been approved for sale by the U.S. Food and Drug Administration, the European Commission, and in Chile, Costa Rica, and Guatemala.

Teva Pharmaceuticals USA, Inc., a subsidiary of Teva Pharmaceutical Industries Ltd., is Alexza’s commercial partner for ADASUVE in the U.S. Ferrer is Alexza’s commercial partner for ADASUVE in Europe, Latin America and the Commonwealth of Independent States countries. For more information, visit www.alexza.com.

Safe Harbor Statement

Alexza’s policy is to provide guidance on product candidates and corporate goals only for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical and corporate milestones guidance is as of November 5, 2014 and financial guidance relating to the Company’s current cash, cash equivalents, and marketable securities is based upon balances as of September 30, 2014.

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability of Alexza and its partners, Teva and Ferrer, to effectively and profitably commercialize ADASUVE, estimated product revenues and royalties associated with the sale of ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Ana Kapor
Senior Director, Investor Relations and Corporate Communications
650.944.7906
akapor@alexza.com

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Collaboration revenue	$364	$1,978	$2,461	$46,236
Product sales	93	188	1,646	294

Total revenue	457	2,166	4,107	46,530

Operating expenses:
Cost of goods sold	3,279	3,951	11,973	6,912
Research and development	3,391	5,457	10,553	16,475
General and administrative	3,827	3,097	11,773	12,016

Total operating expenses	10,497	12,505	34,299	35,403

Loss from operations	(10,040)	(10,339)	(30,192)	11,127

(Loss)/gain on change in fair value of contingent consideration liability	(1,100)	(1,613)	5,349	(44,013)
Interest and other income/ (expense), net	14	1	22	18
Interest expense	(2,202)	(461)	(5,204)	(1,055)

Net loss	$(13,328)	$(12,412)	$(30,025)	$(33,923)

Basic and diluted net loss per share	$(0.77)	$(0.72)	$(1.73)	$(2.06)

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2014	December 31, 2013(1)
ASSETS
Current assets:
Cash and cash equivalents	$11,626	$17,306
Marketable securities	23,261	8,578
Receivables	1,008	129
Inventory	4,414	3,447
Prepaid expenses and other current assets	3,039	1,453

Total current assets	43,348	30,913

Property and equipment, net	15,017	14,991
Restricted cash	4,160	—
Other assets	3,272	1,168

Total assets	$65,797	$47,072

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,692	$3,789
Accrued clinical trial expenses	557	178
Other accrued expenses	4,769	4,736
Current portion of contingent consideration liability	1,400	2,500
Current portion of financing obligations	201	780
Current portion of deferred revenue	2,374	2,915

Total current liabilities	10,993	14,898

Deferred rent	5,150	6,405
Noncurrent portion of contingent consideration liability	32,200	36,700
Noncurrent portion of deferred revenues	2,186	2,185
Noncurrent portion of financing obligations	63,378	10,744
Other noncurrent liabilities	729	115

Stockholders’ deficit:
Preferred stock	—	—
Common stock	2	2
Additional paid-in-capital	355,413	350,250
Accumulated other comprehensive income	(1)	1
Accumulated deficit	(404,253)	(374,228)

Total stockholders’ deficit	(48,839)	(23,975)

Total liabilities and stockholders’ equity	$65,797	$47,072

(1)	Derived from the audit financial statements on that date.